Exhibit 1.6

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Investor Relations	Media Relations
Monish Bahl CDC Corporation (678) 259-8510 monishbahl@cdcsoftware.com	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

FOR IMMEDIATE RELEASE

CDC Software’s MVI Acquisition Achieves Record New Orders

Applications for real-time performance management and

continuous improvement selected by leading food processors

ATLANTA – Feb 22, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that three leading food manufacturers have selected its MVI real-time performance management (RPM) suite of applications in December of 2006, just two months after CDC Software acquired the business.

Litehouse Foods, a leading manufacturer of refrigerated salad dressings, sauces and dips, identified opportunities for improvements in production efficiency and perfect order fulfillment rates, as well as reductions in overhead. With the ability to receive immediate feedback and analysis, and make real-time adjustments to optimize their production environment, Litehouse Foods expects to achieve a 30 percent reduction in raw material and packaging waste and save more than $1 million annually by reducing overhead costs with the MVI real-time performance management applications.

“We are already a satisfied customer of the Ross Enterprise applications for planning, scheduling tracking and costing our manufacturing and inventory operations,” said John Shaw, director of Information Technology at Litehouse. “With these applications, we have already achieved significant improvements in terms of end-to-end traceability, enhanced quality control and reduced investments in inventory. The MVI real-time applications provide a great complement to our current systems and the CDC Software approach is excellent. In a 3-day working session called an Opportunity Review, the CDC team assessed our needs and opportunities for improvement. They set up our ‘factory’ in their out-of-the-box software system using our data and demonstrated measurable results. Because of this unique approach, we are confident that this solution will enable us to take additional steps toward the optimized efficiency of our production operations.”

A leading manufacturer of a wide range of cheese products for retail and foodservice markets selected the MVI Real-Time Performance Management applications after identifying opportunities for improvement in the throughput of production lines currently running at full capacity. Through an Opportunity Review session, CDC Software and the manufacturer identified opportunities for increasing OEE (Overall Equipment Effectiveness) by nine percent and reducing overhead costs by eight percent with a projected cost savings of more than $350,000 per year.

Nellson Nutraceutical, Inc., a top manufacturer of nutrition bars and diet/weight loss, sports nutrition and bodybuilding functional powders, selected the MVI Real-Time Performance Management applications after identifying opportunities to reduce overhead costs by more than $200,000 per year and increase the number of units produced per man-hour by 12 percent.

Last October, CDC Software announced the acquisition of MVI Technology, developer of the first RPM solution specifically designed for the food and beverage and consumer products industries. MVI enables manufacturers to merge automated shop floor data, quality process control and manufacturing performance dashboards as part of improved visibility and continuous improvement campaigns supported by a Six Sigma process. With MVI, manufacturers have measured significant increases in production capacity and responsiveness to customers, as well as reductions in overhead and waste. The MVI applications directly complement CDC Software’s Ross Enterprise ERP (enterprise resource planning), SCM (supply chain management), and EPM (enterprise performance management) solutions. MVI applications are also ERP-agnostic that meets the needs of process manufacturers regardless of the ERP systems they use. Currently, MVI is used in conjunction with most of the top-ten ERP systems worldwide.

“We acquired MVI technology just four months ago and they have already exceeded our expectations,” said Eric Musser, president of CDC Software. “The addition of new customers immediately after the acquisition illustrates the success of our acquisition strategy. We are targeting vertical applications and complementary services that will help us accelerate new-business growth. We believe that our ‘acquire, focus and grow’ strategy, which is already proven with prior acquisitions such as Ross Systems and Pivotal Corporation, is a much more effective strategy in support of sustained growth, compared to the typical consolidators that take the slash-and-burn approach by cutting operating costs and product investments to maximize short-term profits on maintenance revenue. Our approach is also clearly more desirable and valuable from the perspective of the customer.”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About MVI RPM
MVI, is a suite of real time performance management solutions designed for Food and Beverage and consumer products manufacturers. These solutions enable manufacturers to merge automated shop floor data capture, quality process control and manufacturing performance dashboards with online improvement campaigns supported by Six Sigma. MVI provides manufacturers with real time performance visibility, automated quality control processes integrated into daily shop floor procedures, online continuous improvement campaign management, role-based action tracking, online ROI productivity tracking and strategic manufacturing analytics, such as OEE (Overall Equipment Effectiveness), cost per unit, and productivity. For more information on MVI RPM, visit www.mvitechnology.com.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to reducing raw material and packaging waste, reducing overhead costs, increasing overall equipment effectiveness, and increase the number of units produced per man-hour and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued ability of MVI solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing real time performance management solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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